Exhibit (d)(4)

UTZ QUALITY FOODS, LLC

October 17, 2017

Inventure Foods, Inc.

5415 East High Street

Suite 350

Phoenix, AZ 85054

Attention: Terry McDaniel, Chief Executive Officer

Ladies and Gentlemen:

Reference is made to that certain letter agreement regarding exclusivity (the “EA”), dated August 25, 2017, between Utz Quality Foods, LLC (“Buyer”) and Inventure Foods, Inc. (the “Company”).

Clause (i) of the first sentence of the second paragraph of the EA is hereby amended and restated in its entirety as follows: “(i) October 19, 2017, or”.

Except as expressly modified hereby, the EA is and will remain unmodified and in full force and effect. Each future reference to the EA will refer to the EA as modified by this letter.

If this letter accurately sets forth our understanding, kindly execute a copy of this letter and return it to the undersigned, whereupon this letter will become a legally binding agreement. This letter may be executed and delivered by facsimile, pdf or other electronic transmission and, upon such delivery, the facsimile, pdf or other electronic transmission will be deemed to have the same effect as if the original signature had been delivered to the other party. This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

Very truly yours,

Utz Quality Foods, LLC

By:	/s/ Dylan Lissette
Name: Dylan Lissette
Title: Chief Executive Officer

ACCEPTED AND AGREED:

Inventure Foods, Inc.

By:	/s/ Terry McDaniel
Name: Terry McDaniel
Title: Chief Executive Officer